Exhibit (iv)

April 4, 2023

Ms. Christina Gee

Executive Director

Morgan Stanley

Risk & Insurance Management

1585 Broadway, 16th Floor

New York, NY 10036

Re: Eaton Vance Funds

ICI Mutual Insurance Company Blanket Bond No. 00125122B (“Bond”)

ICI Mutual D&O/E&O Policy No. 00125122D (“Policy”)

ICI Mutual IDL Policy No. 001251221 (“IDL Policy”)

Dear Christina:

I hereby confirm that the premiums and taxes due for the above referenced Bond, Policy , and IDL Policy have been paid for the period September 1, 2022 through September 1, 2023.

Feel free to call me at (202) 326-5468 if you have any questions.

Sincerely,

/s/ Maggie Sullivan

Maggie Sullivan

Director, Underwriting Department

ICI Mutual Insurance Group

ICI Mutual Insurance Company, a Risk Retention Group | ICIM Services, Inc. | ICI Mutual Insurance Brokers, Inc.